Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
PYXUS INTERNATIONAL, INC., et al.,[1]	)	Case No. 20-11570 (LSS)
)
Debtors.	)	(Jointly Administered)
	) )	Ref. Docket Nos. 21, 22 & 301

ORDER (I) APPROVING THE ADEQUACY OF THE DISCLOSURE STATEMENT

AND THE PREPETITION SOLICITATION PROCEDURES AND (II) CONFIRMING

THE AMENDED JOINT PREPACKAGED PLAN OF REORGANIZATION

The debtors and debtors in possession (the “Debtors”) in the above-captioned chapter 11 cases (the “Chapter 11 Cases”) having:

a.

commenced, on June 14, 2020, the solicitation of votes on the Joint Prepackaged Plan of Reorganization of Pyxus International, Inc. and its Affiliated Debtors [Docket No. 21] (the “Original Plan”, as amended by the Amended Plan and supplement by the Plan Supplement (each defined below), and, collectively, as the same may be further amended, modified and supplemented from time to time, the “Plan”)[2] by distributing to those Holders of Claims entitled to vote on the Plan (the “Voting Parties”):[3] the Original Plan; the Disclosure Statement for the Joint Prepackaged Plan of Reorganization of Pyxus International, Inc. and its Affiliated Debtors [Docket No. 22] (as amended, modified or supplemented from time to time, including as supplemented by the Supplement to Disclosure Statement filed on July 13, 2020 [Docket No. 161], the “Disclosure Statement”); and ballots to vote on the Plan (the “Ballots”, and together with the Plan and the Disclosure Statement, the “Solicitation Package”);

[1]

The Debtors in the Chapter 11 Cases, along with the last four digits of each Debtor’s United States federal tax identification number, are: Pyxus International, Inc. (6567), Alliance One International, LLC (3302), Alliance One North America, LLC (7908), Alliance One Specialty Products, LLC (0115) and GSP Properties, LLC (5603). The Debtors’ mailing address is 8001 Aerial Center Parkway, Morrisville, NC 27560-8417.

[2]	Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.
[3]

See the Affidavit of Service of Solicitation Materials [Docket No. 122] (the “Solicitation Affidavit” and together with the Confirmation Hearing Affidavits and the Voting Affidavit (each as defined below) and the various other affidavits and declarations of service relating to the matters set forth in this preamble, the “Affidavits”).

b.	commenced, on June 15, 2020 (the “Petition Date”) these Chapter 11 Cases by filing voluntary petitions for relief under Chapter 11 of the Bankruptcy Code;

c.	filed on the Petition Date, the Original Plan, the Disclosure Statement, the First Day Declaration (defined below) and the Scheduling Motion (defined below);

d.

served the Combined Notice of (I) Commencement of Prepackaged Chapter 11 Cases Under Chapter 11 of the Bankruptcy Code, (II) Combined Hearing to Consider (A) Adequacy of Disclosure Statement and (B) Confirmation of Prepackaged Plan, (III) Assumption of Executory Contracts and Unexpired Leases and Cure Amounts and (IV) Objection Deadlines, filed on June 17, 2020 [Docket No. 88] (the “Combined Notice”), which provided a summary of the Plan, on all known Holders of Claims against and Interests in the Debtors, the U.S. Trustee, and certain other parties in interest on June 18, 2020;[4]

e.

filed, on August 11, 2020, the Declaration of James Daloia of Prime Clerk LLC Regarding Solicitation of Votes and Tabulation of Ballots Cast on the Amended Joint Prepackaged Plan of Reorganization of Pyxus International, Inc. and its Affiliated Debtors [Docket No. 293] (the “Voting Affidavit”), which provides that, after the solicitation period, the Debtors received the requisite acceptances on the Plan from Voting Parties;

f.

filed and served notices of the documents comprising the Plan Supplement on July 14, 2020 [Docket No. 166], on August 14, 2020 [Docket No 308] and on August 17, 2020 [Docket No. 339] (as may be further supplemented, the “Plan Supplement”);

g.	filed, on August 13, 2020, the Amended Joint Prepackaged Plan of Reorganization of Pyxus International, Inc. and its Affiliated Debtors [Docket No. 301] (the “Amended Plan”);

i.

filed, on August 13, 2020, the Memorandum of Law (A) in Support of an Order (I) Approving the Adequacy of the Disclosure Statement and the Prepetition Solicitation Procedures and (II) Confirming the Amended Joint Prepackaged Plan of Reorganization and (B) to Reply to Certain Objections [Docket No. 300] (the “Confirmation Brief”);

h.	filed, on August 17, 2020:

i.

the Declaration of Joel Thomas, Executive Vice President and Chief Financial Officer of Debtor Pyxus International, Inc., in Support of (I) Approval of the Adequacy of the Disclosure Statement and the Prepetition Solicitation Procedures and (II) Confirmation of the Amended Joint Prepackaged Plan of Reorganization, to be filed in advance of the Confirmation Hearing [Docket No. 325] (the “Thomas Confirmation Declaration”);

[4]	See the Affidavit of Service of Asir U. Ashraf [Docket No. 123] and the Affidavit of Publication of Rachel O’Connor [Docket No. 112] (collectively, the “Confirmation Hearing Affidavits”).

ii.

the Declaration of Chip Cummins in Support of an Order (I) Approving the Adequacy of the Disclosure Statement and the Prepetition Solicitation Procedures and (II) Confirming the Amended Joint Prepackaged Plan of Reorganization [Docket No. 322] (the “Cummins Declaration”);

iii.

the Declaration of Brandon Aebersold in Support of an Order (I) Approving the Adequacy of the Disclosure Statement and the Prepetition Solicitation Procedures and (II) Confirming the Amended Joint Prepackaged Plan of Reorganization [Docket No. 321] (the “Aebersold Declaration”);

iv.

the Declaration of Jason Wooten in Support of an Order (I) Approving the Adequacy of the Disclosure Statement and the Prepetition Solicitation Procedures and (II) Confirming the Joint Prepackaged Plan of Reorganization [Docket No. 331] (the “Wooten Declaration”); and

v.	the Reply of Debtors to Objections to the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization [Docket No. 332] (the “Reply to the Equity Committee Objection”).

i.	operated their businesses during the Chapter 11 Cases as debtors in possession pursuant to section 1107(a) and 1108 of the Bankruptcy Code; and

j.

consolidated the Chapter 11 Cases for procedural purposes only in accordance with the Order Authorizing Joint Administration of Chapter 11 Cases [Docket No. 68], and, accordingly, the Plan represents a separate plan of reorganization for each Debtor; and

The Court having:

a.

determined that: (i) it has jurisdiction over this proceeding and the parties and property affected hereby pursuant to 28 U.S.C. § 1334 and the Amended Standing Order of Reference from the United States District Court for the District of Delaware dated February 29, 2012; (ii) approval of the Disclosure Statement and confirmation of the Plan are core proceedings under 28 U.S.C. § 157(b)(2); (iii) it has jurisdiction to (a) approve the adequacy of information contained in the Disclosure Statement and the Solicitation Procedures (defined below) and to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed, and (b) enter a final order (this “Order”), consistent with Article III of the United States Constitution, with respect thereto; and (iv) venue in this District is proper pursuant to 28 U.S.C. §§ 1408 and 1409;

b.

reviewed the solicitation procedures regarding votes to accept or reject the Plan (the “Solicitation Procedures”), which were conditionally approved by the Order (I) Scheduling Combined Hearing on Adequacy of Disclosure Statement and

Confirmation of Prepackaged Plan; (II) Fixing Deadline to Object to Disclosure Statement and Prepackaged Plan; (III) Approving Prepetition Solicitation Procedures and Form and Manner of Notice of Commencement, Combined Hearing, and Objection Deadline; (IV) Approving the Form and Manner of Notice of the Plan Election Forms; (V) Approving Notice and Objection Procedures for the Assumption or Rejection of Executory Contracts and Unexpired Leases; (VI) Conditionally (A) Directing the United States Trustee Not to Convene Section 341(a) Meeting of Creditors and (B) Waiving Requirement of Filing Schedules and Statements and Rule 2015.3 Reports; and (VII) Granting Related Relief [Docket No. 83] (the “Scheduling Order”) and the related motion [Docket No. 20] (the “Scheduling Motion”);

c.	held the Confirmation Hearing beginning on August 18, 2020, at 9:30 a.m., prevailing Eastern Time, pursuant to Bankruptcy Rules 3017 and 3018 and sections 1126, 1128, and 1129 of the Bankruptcy Code;

d.

reviewed the Declaration of Joel Thomas, Executive Vice President and Chief Financial Officer of Debtor Pyxus International, Inc., in Support of the Chapter 11 Petitions and First Day Pleadings [Docket No. 2] (the “First Day Declaration”), the Plan (including all modifications thereto), the Plan Supplement, the Disclosure Statement, the Ballots, the Confirmation Brief, the Thomas Confirmation Declaration, the Cummins Declaration, the Aebersold Declaration, the Wooten Declaration, the Reply to the Equity Committee Objection, the Affidavits; heard the statements, arguments, and the objections made at the Confirmation Hearing; and considered all other materials and evidence filed, presented or submitted regarding approval of the Disclosure Statement and the Solicitation Procedures and Confirmation of the Plan, including all objections, statements, and reservations of rights, if any, made with respect thereto; and

e.

taken judicial notice of the papers and pleadings filed, all orders entered and all evidence proffered, presented, or adduced and all arguments made at the hearings held before the Court during the pendency of the Chapter 11 Cases;

NOW, THEREFORE, after due deliberation thereon and good cause appearing therefor, IT IS HEREBY FOUND AND DETERMINED THAT:

A.    The Plan satisfies all the requirements for confirmation, including those set forth in section 1129 of the Bankruptcy Code;

B.    The Plan was solicited in good faith and in compliance with applicable provisions of the Bankruptcy Code, Bankruptcy Rules, and the Scheduling Order. The Exculpated Parties and the parties to the Restructuring Support Agreement participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, solicitation and/or purchase of the securities offered under the Plan, and the Exculpated Parties and any other parties that may be entitled to the protections under section 1125(e) of the Bankruptcy Code, are entitled to the protections of section 1125(e) of the Bankruptcy Code to the fullest extent possible under the law;

C.    The Debtors have proposed the Plan (and all documents necessary to effectuate the Plan) in good faith and not by any means forbidden by law. The Debtors’ good faith is evidenced from the facts and record of the Chapter 11 Cases, the Disclosure Statement, the record of the Confirmation Hearing, and other proceedings held in the Chapter 11 Cases. The terms of the Plan (including all transactions and documents necessary to effectuate the Plan) were negotiated at arm’s length among the Debtors, the Consenting Noteholders, and their respective advisors and are in the best interests of the Debtors, the Reorganized Debtors, the Debtors’ Estates and the Holders of Claims and Interests and other parties in interest. The Debtors have exercised their reasonable business judgment in agreeing to the payment of fees and expenses in connection with the Plan (including in connection with all documents necessary to effectuate the Plan, including the DIP Credit Agreement, Exit ABL Credit Agreement, Exit Secured Notes Indenture, Exit Term Facility Agreement, and Exit Intercreditor Agreements) and the payment of such fees are supported by reasonably equivalent value and fair consideration;

D.    The provisions of the Plan, including the Debtor releases contained in Article VIII.E of the Plan (as amended in paragraph 17 of this Order), constitute good faith compromises and settlements of all Claims and controversies relating to the contractual, legal, and subordination rights that a Holder of an Allowed First Lien Notes Claim or an Allowed Second Lien Notes Claim may have against the Debtors, or any distribution to be made on account of such Allowed Claim, and a proper exercise of the Debtors’ business judgment; and good and valid justifications have been demonstrated in support of the Debtor releases and such compromises and settlements, and the compromises and settlements of all such Claims and controversies are in the best interests of the Debtors, their Estates, the Reorganized Debtors and Holders of such Claims, are fair, equitable and reasonable and satisfy the standards for approval under Bankruptcy Rule 9019, as applicable. Due and adequate notice of, and, to the extent applicable, the opportunity to opt out of or object to the third-party releases contained in Article VIII.F of the Plan has been provided, including to the Holders of Existing Pyxus Interests and other Holders in the Deemed Rejecting Classes (defined in the Confirmation Brief), and such third-party releases are consensual and appropriate. The exculpation contained in Article VIII.G of the Plan is appropriate;

E.    Adequate and sufficient notice of the modifications to the Original Plan has been given, and no other further notice, or re-solicitation of votes on the Plan, including the amendments set forth in the Amended Plan, is required; the modifications to the Amended Plan do not adversely affect the treatment of any Claim against or Interest in any of the Debtors under the Plan and, accordingly, the votes cast to accept the Original Plan are deemed to have been cast with respect to the Amended Plan; and

F.    Notice of the Confirmation Hearing and the Executory Contracts and Unexpired Leases to be assumed or rejected under the Plan has been adequate and appropriate and all parties have had a full and fair opportunity to be heard on all issues raised by any objections to approval of the Disclosure Statement and the Solicitation Procedures and confirmation of the Plan, including the assumption or rejection of Executory Contracts or Unexpired Leases to be assumed or rejected under the Plan, and that all such objections and all other statements and reservations of rights not consensually resolved or withdrawn are overruled on the merits.

NOW, THEREFORE, after due deliberation thereon and good cause appearing therefor, IT IS HEREBY FURTHER FOUND AND DETERMINED AND ORDERED, ADJUDICATED, AND DECREED THAT:

I.	Findings of Fact and Conclusions of Law

1.    The recitals, findings of fact and conclusions of law above are hereby incorporated by reference as though fully set forth herein and constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable herein by Bankruptcy Rule 9014.

II.	Notice

2.    As evidenced by the Affidavits, notice of each of the Disclosure Statement, the Plan, the Executory Contract Procedures (defined in the Scheduling Motion), the Plan Supplement and the Confirmation Hearing was appropriate and satisfactory in all respects. Furthermore, the service of the foregoing, including the Combined Notice, and the deadlines for (u) voting to accept or reject the Plan, (v) objecting to the Disclosure Statement and the Plan, (w) opting out of the third party releases, (x) electing the Second Liens Notes Stock Option or the Second Lien Notes Cash Option, (y) electing to submit an Equityholder Opt-Out Form and (z) objecting to assumption or rejection of Executory Contracts and Unexpired Leases afforded parties in interest timely, sufficient, appropriate and adequate notice of the Confirmation Hearing and the applicable deadlines, were appropriate and satisfactory and are approved in all respects.

III.	Combined Hearing on the Disclosure Statement and Plan Confirmation

3.    It was appropriate to hold the Confirmation Hearing on the Debtors’ request for approval of the Disclosure Statement and confirmation of the Plan under sections 105(d)(2)(B)(vi) and 1125(g) of the Bankruptcy Code, and Bankruptcy Rule 3018(b).

IV.	Approval of the Disclosure Statement

4.    The Disclosure Statement (including as supplemented by the Supplement to Disclosure Statement filed on July 20, 2020) is approved in all respects as containing (a) sufficient information of a kind necessary to satisfy the disclosure requirements of all applicable nonbankruptcy laws, rules, and regulations, including the Securities Act, and (b) “adequate information” (as such term is defined in section 1125(a) of the Bankruptcy Code and used in section 1126(b)(2) of the Bankruptcy Code) in accordance with section 1125 of the Bankruptcy Code.

5.    Any and all objections and reservations of rights to the Disclosure Statement that have not been withdrawn, waived, or resolved prior to the Confirmation Hearing are hereby overruled on the merits.

V.	Solicitation

6.    Prior to Petition Date, the Solicitation Package was transmitted and served in compliance with sections 1125(g) and 1126(b) of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, all other applicable provisions of the Bankruptcy Code, and all other applicable rules, laws, and regulations applicable to such solicitation.

7.    The instructions in the Solicitation Package, including in the Ballots, adequately informed the Voting Parties of the deadline to submit completed Ballots of July 20, 2020 at 5:00 p.m. (prevailing Eastern time) and how to properly complete and submit the Ballots.

8.    Modifications made to the Plan, including those set forth in the Amended Plan, following the solicitation of votes thereon do not adversely change the treatment of the claim of any Voting Party and therefore satisfy the requirements of section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, and no further solicitation is required.

9.    The Solicitation Package, including the Ballots, adequately addressed the particular needs of the Chapter 11 Cases and are appropriate, and the Ballots are hereby approved in all respects. The Solicitation Procedures were appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, were conducted in good faith, complied with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, all other provisions of the Bankruptcy Code, Bankruptcy Rules, and Local Rules, and all other applicable non-bankruptcy rules, laws, and regulations, and are approved.

10.    Any and all objections and reservations of rights to the Solicitation and the Solicitation Procedures that have not been withdrawn, waived, or resolved prior to the Confirmation Hearing are hereby overruled on the merits.

VI.	Voting

11.    As set forth in the Voting Affidavit, of the Voting Parties that submitted Ballots 100% in number of Holders of First Lien Notes Claims holding 100% in amount of First Lien Notes Claims and 82.74% in number of Holders of Second Lien Notes Claims holding 99.66% in amount of Second Lien Notes Claims voted to accept the Plan, and votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, the Solicitation Procedures, and the Local Rules.

VII.	Confirmation of the Plan

12.    The requirements for Confirmation set forth in sections 1129(a) and 1129(b), which include by reference sections 1122(a) and 1123(a)(1), of the Bankruptcy Code have been satisfied. The Plan, attached hereto as Exhibit A, is confirmed pursuant to section 1129 of the Bankruptcy Code.

13.    Any and all objections, including the Shareholder Petition, the Equity Committee Objection and the U.S. Trustee Objection, and reservations of rights to the Plan that have not been withdrawn, waived, or resolved prior to the Confirmation Hearing are hereby overruled on the merits.

14.    Each term of the Plan, the Plan Supplement, and each Exhibit thereto is incorporated herein by reference, and, collectively, are an integral part of this Order. The terms of the Plan, the Plan Supplement, all Exhibits thereto, and all other relevant and necessary documents are authorized and shall be valid, effective and binding as of the Effective Date, upon execution and delivery, as applicable, in accordance with their terms without the need for any further notice to or action, order or approval of the Court. This Order constitutes the Court’s approval, as of the Effective Date, of the compromises and settlements of all Claims, Interests and controversies described in paragraph D of this Order or as otherwise set forth in the Plan, and such compromises and settlements shall be effective and binding on all parties in interest on the Effective Date. The failure to specifically include or refer to any particular article, section, or provision of the Plan or any related document in this Order does not diminish or impair the effectiveness or enforceability of such article, section, or provision. If there is any conflict between the Plan, on the one hand, and the Plan Supplement or any other instrument or document contemplated by the Plan, on the other hand, the terms of the Plan shall control. If there is any conflict between the Plan, the Plan Supplement, any order of the Court entered prior to the date hereof, or any other instrument or document contemplated by the Plan, on the one hand, and this Order, on the other hand, the terms of this Order shall control.

15.    To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by the Plan or this Order, and effective as of the Effective Date: (i) the rights afforded in the Plan and the treatment of all Claims and Interests therein will be in exchange for and in complete satisfaction, settlement, discharge and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their assets, property, or Estates; (ii) the Plan will bind all Holders of Claims and Interests, notwithstanding whether any such Holders abstained from voting to accept or reject the Plan or voted to reject the Plan; (iii) all Claims and Interests will be satisfied, discharged and released in full, and the Debtors’ liability with respect thereto will be extinguished completely, including any liability of the kind specified under section 502(g), 502(h) or 502(i) of the Bankruptcy Code; and (iv) except as otherwise expressly provided for in the Plan, all Entities will be precluded from asserting against, derivatively on behalf of, or through, the Debtors, the Debtors’ Estates, the Reorganized Debtors, each of their successors and assigns, and each of their assets and properties, any other Claims or Interests based upon any documents, instruments or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

16.    The discharge, compromises, Settlements, Releases, Exculpations, and Injunctions set forth in Article VIII of the Plan are hereby approved in their entirety as if set forth herein (subject to the amendment to the Debtor Release in paragraph 17 of this Order), and will be effective immediately and, except as otherwise provided in the Plan, binding on all Parties in interest on the Effective Date. Entry of this Order constitutes the court’s approval, pursuant to Bankruptcy Rule 9019, of the discharge, compromises, Settlements, Releases, Exculpations and Injunctions described in the Plan by the Debtors, Reorganized Debtors, and the Debtors’ Estates, which includes by reference each of the related provisions and its finding of the matters in Paragraph D of this order.

17.    Effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed released and discharged by each and all of the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Causes of Action, whether known or unknown (including any derivative claims, asserted or assertable on behalf of any of the Debtors) that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the purchase, sale, or rescission of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the DIP Facility, the DIP Orders, the First Lien Notes, the Second Lien Notes, the Exit ABL Facility, the Exit Term Facility, the Exit Secured Notes or Replacement First Lien Financing, as applicable, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or Filing of, as applicable, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the New Pyxus Constituent Documents, the New Shareholders Agreement, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support

Agreement, the Disclosure Statement, the New Pyxus Constituent Documents, the New Shareholders Agreement, or the Plan, the Plan Supplement, the Filing of the Chapter 11 Cases, the pursuit of Confirmation of the Plan, the pursuit of Consummation of the Plan, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act, omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date except for claims or liabilities arising out of or relating to any act or omission by a Released Party that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any obligations arising after Consummation of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan. Consistent with this paragraph, the Debtor Release in Article VIII.E of the Plan is hereby deemed amended to delete the following parenthetical: “(including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or this Order in lieu of such legal opinion)”.

18.    Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims and controversies relating to the contractual, legal, and subordination rights that a

Holder of an Allowed First Lien Notes Claim or an Allowed Second Lien Notes Claim may have against the Debtor, or any distribution to be made on account of such Allowed Claims. The entry of this Order shall constitute the Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Court that such compromise or settlement is in the best interests of the Debtors, and their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

19.    Effective as of the Effective Date, each Releasing Party, in each case on behalf of itself and its respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown (including any derivative claims, asserted or assertable on behalf of any of the Debtors) that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the purchase, sale, or rescission of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the DIP Facility, the DIP Orders, the First Lien Notes, the Second Lien Notes, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or Filing of, as applicable, the Restructuring Support Agreement and related prepetition transactions, the Exit ABL Facility, the Exit Term Facility, the Exit Secured Notes or Replacement First Lien Financing, as applicable, the Disclosure Statement, the New Pyxus Constituent Documents, the New Shareholders Agreement, the Plan (including the Plan Supplement), or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Exit ABL Facility, the Exit Term Facility, the Exit Secured Notes or Replacement First Lien Financing, as applicable, the Disclosure Statement, the New Pyxus Constituent Documents, the New Shareholders Agreement, or the Plan (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or this Order in lieu of such legal opinion), the Filing of the Chapter 11 Cases, the pursuit of Confirmation of the Plan, the pursuit of Consummation of the Plan, the administration and implementation of the Plan, including the issuance or distribution of any Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act, omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date except for claims or liabilities arising out of or relating to any act or omission by a Released Party that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any obligations arising after Consummation of any party or Entity under the Plan, any Restructuring Transaction, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan. Donna Jones timely provided an Equityholder Opt-Out Form and shall not be deemed a Releasing Party in connection with her Existing Pyxus Interests and is not a Releasing Party in connection with her Claims, if any.

20.     Effective as of the Effective Date, pursuant to section 524(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, and except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or this Order, all Entities that have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan. For the avoidance of doubt, Allowed General Unsecured Claims and Allowed Foreign Credit Line Claims shall be discharged in accordance with the Plan on the date each such Allowed General Unsecured Claim or Allowed Foreign Credit Line Claim is satisfied in the ordinary course of business in accordance with the terms and conditions of the particular transaction or agreement giving rise to such Allowed General Unsecured Claims or Allowed Foreign Credit Line Claims.

21.    The Debtors shall cause to be served a notice of the entry of this Order and occurrence of the Effective Date, substantially in form attached hereto as Exhibit B (the “Confirmation Notice”), upon (a) all parties listed in the creditor matrix and in the list of registered Holders of Existing Pyxus Interests maintained by the Debtors’ claims and noticing agent, Prime Clerk LLC, and (b) such additional persons and entities as deemed appropriate by the Debtors, no later than five (5) business days after the Effective Date, or as soon as reasonably practicable thereafter. The Effective Date shall be deemed to occur on 1:00 p.m. (Eastern Time) as of such date or such other time on such date as the Designated Officers (as defined below) may determine.

VIII.	Implementation of the Plan

22.    Upon effectiveness of this Order, the Debtors and the Reorganized Debtors, as applicable, shall be authorized to take any and all actions as may be necessary or appropriate to effectuate, implement, consummate and further evidence the terms and conditions of the Plan, including the Restructuring Transactions, the New Shareholders Agreement, the New Pyxus Constituent Documents, any filings required by applicable Securities laws and regulations, and the filing of appropriate certificates or articles of incorporation or formation, reincorporation, merger, conversion, dissolution, cancellation or other organizational documents, as applicable, pursuant to applicable state law, without the need for any further notice to or action, order or approval of the Court.

23.    The Reorganized Debtors shall prepare and issue all necessary tax forms, including any a Schedule K-1 (collectively, the “Schedules K-1”), and make any payments in respect of fees and costs related thereto, for any Debtor or Reorganized Debtor, or any of their Affiliates, as applicable, for any taxable year.

IX.	Vesting of Assets in the Reorganized Debtors; Release of Liens

24.     Except as otherwise provided in the Plan or the Plan Supplement, or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens securing obligations on account of Other Secured Claims that are Reinstated pursuant to the Plan, if any). On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

25.    On the Effective Date, except to the extent otherwise provided in the Plan, all facilities, notes, instruments, certificates, shares, and other documents evidencing Claims or

Interests shall be cancelled, and the obligations of the Debtors or the Reorganized Debtors thereunder or in any way related thereto shall be discharged and deemed satisfied in full, and the DIP Agent, First Lien Notes Indenture Trustee, and Second Lien Notes Indenture Trustee shall be released from all duties and obligations thereunder; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, any credit document or agreement that governs the rights of the Holder of a Claim or Interest and any debt issued thereunder shall continue in effect solely for purposes of (1) allowing Holders of Allowed Claims (or, in the case of Holders of DIP Facility Claims, their designees in accordance with the DIP Credit Agreement) to receive distributions under the Plan; (2) allowing and preserving the rights of the DIP Agent, First Lien Notes Indenture Trustee, and Second Lien Notes Indenture Trustee to make distributions pursuant to the Plan; (3) preserving the DIP Agent’s, First Lien Notes Indenture Trustee’s, and Second Lien Notes Indenture Trustee’s rights to compensation and indemnification as against any money or property distributable to the Holders of First Lien Notes Claims, Holders of Second Lien Notes Claims, or Holders of DIP Facility Claims (or their designees in accordance with the DIP Credit Agreement), including permitting the DIP Agent, First Lien Notes Indenture Trustee, and Second Lien Notes Indenture Trustee to maintain, enforce, and exercise their respective charging liens, if any, against such distributions; (4) preserving all rights, including rights of enforcement, of the DIP Agent, First Lien Notes Indenture Trustee, and Second Lien Notes Indenture Trustee against any Person other than a Released Party (including the Debtors), including with respect to indemnification or contribution from the Holders of First Lien Notes Claims, Holders of Second Lien Notes Claims, and Holders of DIP Facility Claims, pursuant and subject to the terms of the First Lien Notes Indenture, the Second Lien Notes Indenture, and the DIP Credit Agreement, respectively, as in effect on the Effective Date; (5) permitting the DIP Agent, First Lien Notes

Indenture Trustee, and Second Lien Notes Indenture Trustee to enforce any obligation (if any) owed to the DIP Agent, First Lien Notes Indenture Trustee, and Second Lien Notes Indenture Trustee, respectively, under the Plan; (6) permitting the DIP Agent, First Lien Notes Indenture Trustee, and Second Lien Notes Indenture Trustee to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court; and (7) permitting the DIP Agent, First Lien Notes Indenture Trustee, and Second Lien Notes Indenture Trustee to perform and seek compensation and reimbursement for any functions that are necessary to effectuate the foregoing; provided, further, however, that (a) the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, this Order, or the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in the Plan and (b) except as otherwise provided in the Plan, the terms and provisions of the Plan shall not modify any existing contract or agreement that would in any way be inconsistent with distributions under the Plan. The DIP Agent, First Lien Notes Indenture Trustee, and Second Lien Notes Indenture Trustee shall be discharged and shall have no further obligation or liability except as provided in the Plan and this Order, and after the performance by the DIP Agent, First Lien Notes Indenture Trustee, and Second Lien Notes Indenture Trustee and their representatives and professionals of any obligations and duties required under or related to the Plan or this Order, the DIP Agent, First Lien Notes Indenture Trustee, and Second Lien Notes Indenture Trustee shall be relieved of and released from any obligations and duties arising under the Plan, this Order, and the Second Lien Notes Indenture, except with respect to such other rights that survive the termination of the Second Lien Notes Indenture. The fees, expenses, and costs of the DIP Agent, First Lien Notes Indenture Trustee, and Second Lien Notes Indenture Trustee, including fees, expenses, and costs of its professionals incurred after the Effective Date in connection with the DIP Credit

Agreement, the First Lien Notes Indenture, and the Second Lien Notes Indenture, as applicable, and reasonable and documented costs and expenses associated with effectuating distributions pursuant to the Plan will be paid by the Reorganized Debtors in the ordinary course.

26.    Except (1) with respect to the Liens securing Other Secured Claims that are Reinstated pursuant to the Plan (if any), or (2) as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates and, subject to the consummation of the applicable distributions contemplated in the Plan, shall be fully released and discharged, at the sole cost of and expense of the Reorganized Debtors, and the Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests (including the DIP Agent, the First Lien Notes Indenture Trustee and the Second Lien Notes Indenture Trustee) are authorized to and shall execute such documents as may be reasonably requested by the Debtors or the Reorganized Debtors, as applicable, to reflect or effectuate such releases, and all of the right, title, and interest of any Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the applicable Reorganized Debtor and its successors and assigns.

X.	Issuance and Distribution of the New Common Stock

27.    To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, the offering, issuance, and distribution of the New Common Stock pursuant to the terms of the Plan and this Order comply with section 1145 of the Bankruptcy Code and shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. or state law.

XI.	Restructuring Expenses

28.    The restructuring expenses set out in Article XII.C of the Plan (the “Restructuring Expenses”) incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) without the requirement to file a fee application with the Court and without any requirement for Bankruptcy Court review or approval and without any requirement to comply with the notice requirements and objection periods set forth in the Final DIP Order; provided, that the Debtors and the Reorganized Debtors (as applicable) shall have the right to review and object to any such Restructuring Expenses on reasonableness grounds; provided, further, that this paragraph shall not apply to Professional Fee Claims, which shall be paid pursuant to Article II.C of the Plan.

XII.	Exit ABL Facility and Exit Term Facility

29.    On the Effective Date, the Reorganized Debtors are authorized to execute and deliver the Exit ABL Credit Agreement and the Exit Term Facility Agreement and execute, deliver, file, record, and issue any other related, notes, fee letters, guarantees, security documents, instruments, or agreements in connection therewith, including one or more Exit Intercreditor Agreements and an engagement letter with Wells Fargo Bank, National Association as administrative agent under the Exit ABL Credit Agreement (the “Exit ABL Agency Letter”), in each case, without (a) further notice to the Court or (b) further act or action under applicable, law, regulation, order, or rule or the vote, consent, authorization, or approval of any Entity.

30.    This Order shall be deemed approval of the Exit ABL Credit Agreement and the Exit Term Facility Agreement, all transactions and documents contemplated thereby (including the Exit ABL Agency Letter), and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein, and authorization for Reorganized Pyxus to create or perfect the Liens in connection therewith.

31.    On the Effective Date, the agents under the Exit ABL Credit Agreement and the Exit Term Facility Agreement, as applicable, shall be granted valid, binding, and enforceable Liens on the collateral specified in, and to the extent required by, the Exit ABL Credit Agreement and the Exit Term Facility Agreement, as applicable, and the other documents executed in connection therewith. To the extent granted, the guarantees, mortgages, pledges, Liens, and other security interests granted pursuant to the Exit ABL Credit Agreement or the Exit Term Facility Agreement and this Order, as applicable, and the other documents executed in connection therewith are granted in good faith as an inducement to extend credit thereunder, shall be valid and enforceable, and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of any such Liens and security interests shall be as set forth in the Exit ABL Credit Agreement, the Exit Term Facility Agreement, the Exit Intercreditor Agreements, and the other documents executed in connection therewith.

XIII.	Exit Secured Notes

32.    On the Effective Date, Reorganized Pyxus is authorized to issue the Exit Secured Notes pursuant to the Exit Secured Notes Indenture in an initial aggregate principal amount equal to 102.1250% of the principal amount of First Lien Notes outstanding as of immediately prior to the Effective Date, and the Reorganized Debtors are authorized to and authorized to cause any non-Debtor guarantors to, execute, deliver, file, record, and issue any other related notes, guarantees, security documents, instruments, or agreements in connection therewith, including one or more Exit Intercreditor Agreements, in each case, without (a) further notice to the Court or (b) further act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Entity.

33.    This Order shall be deemed approval of the Exit Secured Notes, the Exit Secured Notes Indenture, all transactions and documents contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein, authorization of the Reorganized Debtors to be party thereto to enter into and execute the Exit Secured Notes Indenture, and authorization for Reorganized Pyxus to create or perfect the Liens in connection therewith.

34.    On the Effective Date, the collateral agent under the Exit Secured Notes Indenture shall be granted valid, binding, and enforceable Liens on the collateral specified in, and to the extent required by, the Exit Secured Notes Indenture and the other documents executed in connection therewith. To the extent granted, the guarantees, mortgages, pledges, Liens, and other security interests granted pursuant to the Exit Secured Notes Indenture, this Order and the other documents executed in connection therewith are granted in good faith as an inducement to the collateral agent under the Exit Secured Notes Indenture to extend credit thereunder, shall be valid and enforceable, and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of any such Liens and security interests shall be as set forth in the Exit Secured Notes Indenture, the Exit Intercreditor Agreements, and the other documents executed in connection therewith.

35.    The collateral or administrative agent or trustee under each of the Exit Secured Notes Indenture, Exit ABL Credit Agreement, and Exit Term Facility Agreement is authorized to file, with the appropriate authorities, financing statements, amendments thereto, or assignments thereof and other documents, including mortgages or amendments or assignments thereof in order to evidence the Liens, pledges, mortgages, and security interests granted in connection with the Exit Secured Notes Indenture, Exit ABL Credit Agreement, and Exit Term Facility Agreement.

XIV.	Allowance of Claims; Disputed Claims

36.    Holders of Claims and Interests are not required to File a Proof of Claim or Proof of Interest, as applicable, with the Court and shall be subject to the Court process only to the extent provided in the Plan, except to the extent a Claim arises on account of rejection of an Executory Contract or Unexpired Lease in accordance with Article V.B of the Plan.

37.    On and after the Effective Date, except as otherwise provided in the Plan, all Allowed Claims shall be paid pursuant to the Plan in the ordinary course of business of the Reorganized Debtors and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced.

38.    Other than Claims arising from the rejection of an Executory Contract or Unexpired Lease, if the Debtors or the Reorganized Debtors dispute any Claim or Interest, such dispute shall be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced. Solely to the extent that an Entity is required to File a Proof of Claim and the Debtors or the Reorganized Debtors, as applicable, do not determine, and without the need for notice to or action, order, or approval of the Bankruptcy Court, that the Claim subject to such Proof of Claim is Allowed, such Claim shall be Disputed unless Allowed or disallowed by a Final Order or as otherwise set forth in Article VII of the Plan. For the avoidance of doubt, there is no requirement to File a Proof of Claim or Proof of Interest (or move the Court for allowance) to be an Allowed Claim or Allowed Interest, as applicable, under the Plan except as otherwise provided in Article V.B of the Plan. All Proofs of Claim required to be Filed by the Plan that are Filed after the date that they are required to be Filed pursuant to the Plan shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estates, or the property of the foregoing parties, without the need for any objection by the Debtors or the Reorganized Debtors, as applicable, or further notice to, or action, order or approval of the Bankruptcy Court or any other Entity in accordance with Article V.B of the Plan.

XV.	Treatment of Executory Contracts and Unexpired Leases

39.    The Executory Contract Procedures are approved in all respects.

40.    On the Effective Date, except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, all Executory Contracts and Unexpired Leases shall be deemed assumed, including the Restructuring Support Agreement, without the need for any further notice to or action, order, or approval of the Court, as of the Effective Date under section 365 of the Bankruptcy Code, unless such Executory Contract and Unexpired Lease: (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject Filed on or before the Effective Date; or (4) is identified on the Rejected Executory Contract and Unexpired Lease List. Any intercompany Executory Contracts or Unexpired Leases may be amended, assumed, assigned, or terminated as of the Effective Date as determined by the Reorganized Debtors with the consent of the Required Consenting Second Lien Noteholders (such consent not to be unreasonably withheld, conditioned or delayed) and in consultation with the Required Consenting First Lien Noteholders. The assumption of any Executory Contracts and Unexpired Leases may include the assignment of certain of such contracts to one or more Reorganized Debtors including in accordance with the Restructuring Transactions. This Order constitutes an order of the Court under sections 365 and 1123(b) of the Bankruptcy Code approving the above-described assumptions, assignments and rejections, and no further notice to or action, order or approval of the Court shall be required.

41.    In the event of a dispute regarding (a) the amount of any Cure Claims, (b) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or (c) any other matter pertaining to assumption or the payment of Cure Claims required by section 365(b)(1) of the Bankruptcy Code, payment of a Cure Claim, if any, shall occur as soon as reasonably practicable after entry of a Final Order or Final Orders resolving such dispute and approving such assumption and shall not prevent or delay implementation of the Plan or the occurrence of the Effective Date; provided that until any such dispute is resolved, section 365 of Bankruptcy Code shall remain in full force and effect with respect to such Executory Contract or Unexpired Lease, including the right of the Debtors or Reorganized Debtors, as applicable, at any time to move to reject any Executory Contract or Unexpired Lease based upon the existence of any unresolved dispute or upon a resolution of such dispute that is unfavorable to the Debtors or Reorganized Debtors.

42.    Any and all objections or reservations of rights in connection with the assumption, assignment or rejection of an Executory Contract or Unexpired Lease under the Plan or the proposed cure in the ordinary course by the Reorganized Debtors, if any, are overruled on their merits. Any non-Debtor party to an Executory Contract or Unexpired Lease that is assumed or assumed and assigned shall be deemed to have consented to such assumption or assumption and assignment.

XVI.	Insurance Policies; Sureties.

43.    Each of the Debtors’ Insurance Policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims. Except as set forth in Article V.F of the Plan, nothing in the Plan, the Plan Supplement, the Disclosure Statement, as amended, this Order, or any other order of the Court (including any other provision that purports to be preemptory or supervening), (1) alters, modifies, releases or otherwise amends the terms and conditions of (or the coverage provided by) any of such insurance policies or any obligations owed under indemnity agreements provided to a surety in respect of any surety bonds or (2) alters, releases or modifies the duty, if any, that the insurers, third party administrators or surety bond providers pay claims covered by such insurance policies or surety bonds and, with respect to any paid claims, their right to seek payment or reimbursement from all indemnitors, including the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor. For the avoidance of doubt, insurers, third party administrators and surety bond providers shall not need to nor be required to File or serve a Cure objection or a request, application, claim, Proof of Claim, or motion for payment and shall not be subject to any claims bar date or similar deadline governing Cure amounts or Claims.

44.    Consistent with the assumption of indemnity obligations and the unimpairment of bonded obligations, and notwithstanding anything to the contrary in the Disclosure Statement, the Plan, any Plan Supplement, this Order, any agreement or order related to the DIP Facility, the Exit Term Facility, the Exit Secured Notes or the Exit ABL Facility, including without limitation Article VI(K)(1) of the Plan, to the extent that Westchester Fire Insurance Company, International Fidelity Insurance Company and/or any of their respective affiliated sureties (the “Surety”) pays or has paid, in part or in full, a claim which relates to a claim against any of the Debtors, said claim against any of the Debtors shall not be eliminated or reduced and all the Surety’s subrogation rights shall, subject to all applicable non-bankruptcy law, remain and shall not be subordinated to any remaining claim or claims of said party against any of the Debtors or other party. Moreover, to the extent applicable, Article VI.K(1) of the Plan shall not apply to a payment by the Surety.

45.    Notwithstanding anything to the contrary in the Disclosure Statement, the Plan, any Plan Supplement, this Order, any agreement or order related to the DIP Facility, the Exit Term Facility, the Exit Secured Notes or the Exit ABL Facility, including, but not limited to, Article VI.K(1) of the Plan, to the extent the Bankruptcy Court disallows a claim for reimbursement or contribution, all rights of the Surety under section 502(j) of the Bankruptcy Code shall remain.

46.    Notwithstanding anything to the contrary in the Disclosure Statement, the Plan (and any similar language in this Order), any Plan Supplement, this Order, any agreement or order related to the DIP Facility, the Exit Term Facility, the Exit Secured Notes or the Exit ABL Facility, Article VI(J) of the Plan shall not apply to the Surety or any obligee under any of its issued bonds, such that the rights of set-off and/or recoupment of any such obligee or of the Surety under its subrogation rights, shall not be impaired.

XVII.	Employee and Retiree Benefits Will Continue Post-Confirmation

47.    Section 1129(a)(13) of the Bankruptcy Code requires that all retiree benefits continue post-confirmation at any levels established in accordance with section 1114 of the Bankruptcy Code. The Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code because Article III of the Plan provides that all General Unsecured Claims, which includes those arising on account of retiree benefits for which the Debtors are responsible, are Unimpaired and will “ride through” unaffected by the Plan. Additionally, as further described in Article V.G of the Plan, all wage, compensation, employee expense reimbursement, and other benefit obligations are deemed to be, and shall be treated as, executory contracts under the Plan and, on the Effective Date, shall be deemed assumed pursuant to sections 365 and 1123 of the Bankruptcy Code. Therefore, from and after the Effective Date, all retiree benefits, as defined in section 1114 of the Bankruptcy Code, will continue in accordance with applicable law.

48.    The Plan and this Order (including, without limitation, Article V.G of the Plan and any discharge, release or injunction provisions contained in the Plan or this Order) are without prejudice to any rights, duties, obligations and claims of (i) the Debtors or the Reorganized Debtors, as applicable, and (ii) former employees, their spouses, dependents and/or survivors, as applicable (collectively, “Former Employee Parties”), in each instance, to the extent arising under or relating to any Claims for retirement benefits owing or that may become owed to any Former Employee Party, all of which rights, duties, obligations, and claims arising under or relating to any such Claims for retirement benefits are unimpaired under the Plan.

XVIII.	Authorizations

49.    Under the provisions of the Virginia Stock Corporation Act, including section 13.1-604.1 thereof, and the comparable provisions of the applicable business organizations law or code of each other state in which the Reorganized Debtors are incorporated or organized, and section 1142(b) of the Bankruptcy Code, no action of the respective directors, equity holders, managers or members of each of the Debtors or Reorganized Debtors is required to authorize the Debtors or the Reorganized Debtors, as applicable, to enter into, execute, deliver, file, adopt, amend, restate, consummate or effectuate, as the case may be, the Plan, the restructuring (including the Restructuring Transactions), and any contract, assignment, certificate, certificate of dissolution, instrument, or other document to be executed, delivered adopted or amended in connection with the implementation of the Plan.

50.    In accordance with the immediately foregoing paragraph 49 and pursuant to the Plan, including Article IV.A:

(a)    on the Effective Date, each officer of Pyxus, including J. Pieter Sikkel its President and Chief Executive Officer, (the “Designated Officers”), is authorized to adopt and file all appropriate and necessary certificates, documents, articles and instruments under applicable law to change the name of Pyxus International, Inc. to Old Holdco, Inc. or such other name determined by the Designated Officers (Pyxus International, Inc. following Consummation, “Old Pyxus”) and to include in its articles of incorporation a provision to the extent required by section 1123(a)(6) of the Bankruptcy Code, and limited as necessary to facilitate compliance with non-bankruptcy federal laws, to prohibit the issuance of non-voting equity securities;

(b)    on the Effective Date, each member of the board of directors of Old Pyxus other than J. Pieter Sikkel shall be removed and shall be deemed to have resigned and J. Pieter Sikkel or his named designee or successor shall be the sole member of the board of directors of Old Pyxus with full authority to direct the actions of Old Pyxus; and

(c)    on and after the Effective Date, the Designated Offers are authorized to take all appropriate and necessary actions to dissolve, wind up, or merge out of existence Old Pyxus under applicable law, including to adopt and file all appropriate and necessary certificates, documents, articles and instruments under applicable law, and to take all other actions on behalf of Old Pyxus to implement the provisions of the Plan and this Order, including to implement the Restructuring Transactions.

XIX.	Restructuring Transactions

51.    The Restructuring Transactions shall include each of the transactions described in Article IV.A of the Plan, including the transactions constituting the Taxable Transaction and according to the steps described therein.

52.    The Debtors or Reorganized Debtors, as applicable, are hereby authorized, immediately upon entry of this Order, to enter into and effectuate the Restructuring Transactions, including the transfer of all or substantially all of the assets of Pyxus as part of the Taxable Transaction, including the entry into and consummation of the New Pyxus Constituent Documents, the New Shareholders Agreement or any other documents, instruments, agreements or undertakings necessary or appropriate to implement the Restructuring Transactions (including any asset purchase agreement), and may take any actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses or a corporate restructuring of the overall corporate structure of the Reorganized Debtors, as and to the extent provided in the Plan. Any transfers or assignment of assets, contracts, Claims, or equity interests effected or any obligations incurred or assumed through the Restructuring Transactions are hereby approved and shall not constitute fraudulent conveyances or fraudulent transfers or otherwise be subject to avoidance. On the Effective Date, pursuant to the Restructuring Transactions, Pyxus Holdings, Inc. will assume all of Pyxus’ obligations that are not discharged under the Plan (including all of Pyxus’ obligations to satisfy Allowed Administrative Claims, Allowed Professional Fee Claims, Allowed Other Secured Claims, Allowed Other Priority Claims, Allowed Foreign Credit Line Claims, Allowed General Unsecured Claims, Allowed Debtor Intercompany Claims and Allowed Debtor Intercompany Claims as set forth in the Plan) and Pyxus will no longer have liability in respect of such obligations, all of which shall be deemed novated by Pyxus to Pyxus Holdings, Inc.

53.    Except as otherwise provided in the Plan, each Reorganized Debtor, as applicable, shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, under the applicable law in the jurisdiction in which such applicable Debtor is incorporated or formed. For all purposes of this Order and the Plan, the term “Reorganized Debtors” shall be deemed to include Pyxus Holdings, Inc., Pyxus Parent, Inc. and Pyxus One, Inc. On the Effective Date, Pyxus One, Inc. shall be renamed “Pyxus International, Inc.” and the Reorganized Debtors and each of their officers and directors are authorized to take all actions appropriate and necessary to amend the name from Pyxus One, Inc. to Pyxus International, Inc. and to otherwise amend and restate such entity’s articles of incorporation as set forth in the New Corporate Governance Documents. Each Holder of Claims (or, in the case of Holders of DIP Facility Claims, their designees in accordance with the DIP Credit Agreement) that receives New Common Stock is deemed to have (x) approved the Amended and Restated Articles of Incorporation of Pyxus One, Inc. and (y) approved, signed and become party to the New Shareholders Agreement

54.    Immediately upon Consummation of the Plan, Pyxus Holdings, Inc., Pyxus Parent, Inc. and Pyxus One, Inc. (as renamed as Pyxus International, Inc.) shall each guarantee the Foreign Credit Lines to the same extent and subject to the same terms as Old Pyxus guaranteed the Foreign Credit Lines immediately prior to the Effective Date, and, for the avoidance of doubt, immediately upon Consummation of the Plan, Pyxus Holdings, Inc., Pyxus Parent, Inc. and Pyxus One, Inc. (as renamed as Pyxus International, Inc.) shall each be a guarantor of any Foreign Credit Line provided to a Non-Debtor Affiliate by the Eastern and Southern Africa Trade and Development Bank, or Industrial and Commercial Bank of China Limited, Dubai (DIFC) Branch or Standard Bank of South Africa or their respective affiliates. Notwithstanding anything to the Plan or this Order to the contrary, nothing in the Plan or this Order shall effect a release, discharge, settlement, exculpation or other limitation or modification of any of the Debtors’ or their successors’ obligations under the agreements governing the Receivables Facilities (as defined in the First Day Declaration), which shall remain in full force and effect following the Confirmation Date and the Effective Date.

XX.	Governmental Approvals Not Required

55.    This Order constitutes all approvals and consents required, if any, by the laws, rules, or regulations of any state or any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Plan, the Disclosure Statement, and any documents, instruments, or agreements, and any amendments or modifications thereto. Each federal, state, commonwealth, local, foreign, or other governmental agency is authorized to accept any and all documents, mortgages, and instruments necessary or appropriate to effectuate, implement, or consummate the Plan and this Order.

XXI.	Retention of Rights of Governmental Units

56.    Notwithstanding any provision in the Plan, the Plan Supplement, this Order or other related Plan documents (collectively, “Plan Documents”): Nothing discharges or releases the Debtors, the Reorganized Debtors, or any non-debtor from any right, claim, liability, defense or Cause of Action of the United States or any State, or impairs the ability of the United States or any State to pursue any right, claim, liability, defense, or Cause of Action against any Debtor, Reorganized Debtor or non-debtor. Contracts, purchase orders, agreements, leases, covenants, guaranties, indemnifications, operating rights agreements or other interests of or with the United States or any State shall be, subject to any applicable legal or equitable rights or defenses of the Debtors or Reorganized Debtors under applicable non-bankruptcy law, paid, treated, determined and administered in the ordinary course of business as if the Debtors’ bankruptcy cases were never filed and the Debtors and Reorganized Debtors shall comply with all applicable non-bankruptcy law. All rights, claims, liabilities, defenses or Causes of Action, of or to the United States or any

State shall survive the Chapter 11 Cases as if they had not been commenced and be determined in the ordinary course of business, including in the manner and by the administrative or judicial tribunals in which such rights, claims, liabilities, defenses or Causes of Action would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced; provided, that nothing in the Plan Documents shall alter any legal or equitable rights or defenses of the Debtors, the Reorganized Debtors under non-bankruptcy law with respect to any such claim, liability, or cause of action. Without limiting the foregoing, for the avoidance of doubt, nothing shall: (i) require the United States or any State to file any proofs of claim or administrative expense claims in the Chapter 11 Cases for any right, claim, liability, defense, or Cause of Action; (ii) affect or impair the exercise of the United States’ or any State’s police and regulatory powers against the Debtors, the Reorganized Debtors or any non-debtor; (iii) be interpreted to set cure amounts or to require the United States or any State to novate or otherwise consent to the transfer of any federal or state contracts, purchase orders, agreements, leases, covenants, guaranties, indemnifications, operating rights agreements or other interests; (iv) affect or impair the United States’ or any State’s rights and defenses of setoff and recoupment, or ability to assert setoff or recoupment against the Debtors or the Reorganized Debtors and such rights and defenses are expressly preserved; (v) constitute an approval or consent by the United States or any State without compliance with all applicable legal requirements and approvals under non-bankruptcy law; or (vi) relieve any party from compliance with all licenses and permits issued by governmental units in accordance with non-bankruptcy law.

57.    Notwithstanding any language to the contrary in the Disclosure Statement, Plan and/or this Order, no provision shall (i) preclude the United States Securities and Exchange Commission (“SEC”) from enforcing any of its police or regulatory powers; or, (ii) enjoin, limit, impair or delay the SEC from commencing or continuing any claims, causes of action, proceeding or investigations against any non-debtor person or non-debtor entity in any forum.

XXII.	Severability of Plan Provisions; Nonseverability of Plan Provisions Upon Confirmation

58.    Except as set forth in Article VIII of the Plan, the provisions of the Plan, including its release, injunction, exculpation and compromise provisions, and the Definitive Restructuring Documents, are mutually dependent and non-severable. This Order constitutes a judicial determination that each term and provision of the Plan and the Definitive Restructuring Documents are: (1) valid and enforceable pursuant to their terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors; and (3) non-severable and mutually dependent.

59.    The failure to specifically include or refer to any particular article, section, or provision of the Plan, the Plan Supplement, any Exhibit, or any related document in this Order does not diminish or impair the effectiveness of enforceability of such article, section, or provision.

XXIII.	Immediate Binding Effect; Waiver of Stay

60.    Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062, or otherwise, upon the occurrence of the Effective Date, this Order is intended to be a Final Order and the period within which an appeal must be filed commences upon entry hereof, and the terms of this Order and the Plan shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether Holders of such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the Plan, each Entity acquiring property under the Plan and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. This Order shall take effect immediately and shall not be stayed pursuant to Bankruptcy Rules 3020(e), 6004(g), 6006(d), or 7062.

XXIV.	Retention of Jurisdiction

61.    Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the entry of this Order or the occurrence of the Effective Date, the Court, except as otherwise provided in the Plan or herein, shall retain jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law.

XXV.	Post-Confirmation Modifications

62.    Subject to the limitations set forth in the Plan, and subject to the terms of the Restructuring Support Agreement, after entry of this Order, the Debtors may, upon order of the Court, amend or modify the Plan, in accordance with Bankruptcy Code section 1127(b). Notwithstanding the foregoing, the Debtors are authorized to make appropriate technical adjustments, remedy any defect or omission, or reconcile any inconsistencies in the Plan, the documents included in the Plan Supplement, any and all Exhibits to the Plan, the Plan Supplement, and this Order without further order of the Court.

XXVI.	DIP Order Reporting Requirements; Challenge Period

63.    Notwithstanding anything to the contrary in the Final DIP Order, the DIP Credit Agreement, or any other Order entered by the Court, during the period beginning on the date this Order is entered and ending on the Effective Date, the Debtors shall have no obligation to file with the Court, serve on any parties, or otherwise provide any party with any report that the Debtors or Reorganized Debtors, as applicable, were obligated to provide under the Final DIP Order, the DIP Credit Agreement or any other Order entered by the Court, and the failure to deliver the foregoing during such period shall not be deemed a violation of, or default under, the Final DIP Order, the DIP Credit Agreement, or any other Order entered by the Court.

64.    Upon entry of this Order, the challenge period for contesting the Debtors’ stipulations, admissions and agreements in the Receivables Final Order5 shall expire and all of the stipulations, admissions and agreements contained in the Receivables Final Order shall be binding on all parties in interest in these Chapter 11 Cases and shall not be subject to challenge or modification in any respect.

XXVII.   Applicable Non-Bankruptcy Law

65.    Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Order, the Plan, and any related documents, or any amendments or modifications thereto, shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

XXVIII.   Substantial Consummation

66.    Substantial consummation of the Plan under section 1101(2) of the Bankruptcy Code shall be deemed to occur on the Effective Date.

XXIX.   Separate Plans.

67.    The Plan is a separate Plan for each Debtor. Accordingly, the provisions of the Plan, including the definitions and distributions to creditors and equity interest holders, shall apply to the respective assets of, and Claims against, and Interests in, each Debtor’s separate Estate.

XXX.   Closure of Certain Chapter 11 Cases.

68.    On and after the Effective Date, the Reorganized Debtors shall be authorized, subject to compliance with Bankruptcy Rule 3022 and any applicable order of the Court, at any time to submit an order or separate orders to the Court under certification of counsel closing any

[5]

As used herein, “Receivables Final Order” means the Final Order (I) Authorizing the Debtors to (A) Enter Into Extensions and/or Amendments to the Receivables Facilities, (B) Continue Selling Receivables and Related Rights Pursuant to the Receivables Facilities and Perform all of their Postpetition Obligations Thereunder, (C) Grant Protective Security Interests in the Receivables and Related Assets and (D) Perform and Satisfy all of their Prepetition Obligations Under the Receivables Facilities and (II) Granting Related Relief, entered on July 17, 2020 [Docket No. 186].

of the Chapter 11 Cases (the “Closing Cases”) and changing the caption of the Chapter 11 Cases accordingly effective as of the date of such order of the Court. Notwithstanding anything to the contrary in the foregoing or the Plan, matters concerning Claims may be heard and adjudicated in a non-Closing Case regardless of whether the applicable Claim is against a Debtor in a Closing Case; provided, that each Debtor in a Closing Case shall remain responsible for making payments of quarterly fees due and owing to the U.S. Trustee pursuant to 28 U.S.C. §1930(a)(6) in accordance with the terms of the Plan and the Order, up to and including the date such Closing Case is closed; provided, further, that nothing herein shall authorize the closing of any case nunc pro tunc to a date that precedes the date any such order is entered. Any request for nunc pro tunc relief shall be made on motion served on the U.S. Trustee and the Court shall rule on such request after notice and a hearing. Upon the filing of a motion to close the last Chapter 11 Case of the Debtors, the Reorganized Debtors shall file a final report with respect to all of the Chapter 11 Cases pursuant to Local Rule 3022-1(c).

XXXI.   Exemption from Certain Transfer Taxes and Fees

69.    Pursuant to section 1146(a) of the Bankruptcy Code, any issuance, transfer or exchange of any Security or the making or delivery of any Instrument or transfer under the Plan may not be taxed under any law imposing a stamp or similar tax.

XXXII.   Reversal

70.    If any or all of the provisions of this Order are hereafter reversed, modified or vacated by subsequent order of the Court or any other court, such reversal, modification or vacatur shall not affect the validity or enforceability of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtors’ receipt of written notice of such order. Notwithstanding any such reversal, modification or vacatur of this Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Order and the Plan and all related documents or any amendments or modifications thereto.

XXXIII.  Waiver of Section 341(a) Meeting and Filing of SOFAs and Schedules

71.    Notwithstanding anything to the contrary in this Order, the Plan, the Scheduling Order, any other order by the Court or any other filings or pleadings made in the Chapter 11 Cases, as of the date of this Order, the requirement that the U.S. Trustee convene a meeting of creditors pursuant to section 341(a) of the Bankruptcy Code is hereby waived and, in accordance with the Scheduling Order, the requirement that the Debtors file SOFAs and Schedules (defined in the Scheduling Order) is permanently excused.

XXXIV.  Special Provision Governing Unimpaired Claims

72.    Notwithstanding anything to the contrary in the Plan or this Order, each Holder of an Allowed Other Secured Claim, Allowed Other Priority Claim, Allowed Foreign Credit Line Claim, Allowed General Unsecured Claim, Allowed Debtor Intercompany Claim (if Unimpaired) or Allowed Non-Debtor Intercompany Claim (if Unimpaired) shall be entitled to enforce its rights, including any rights of setoff, in respect of such Unimpaired Claim against the Debtors or the Reorganized Debtors or their affiliates, as applicable, until such Unimpaired Claim has been either (a) paid in full (i) on terms agreed to between the Holder of such Unimpaired Claim and the Debtors or the Reorganized Debtors, as applicable, or (ii) in accordance with the terms and conditions of the applicable documentation or laws giving rise to such Unimpaired Claim or (b) otherwise satisfied or disposed of as determined by a court of competent jurisdiction.

XXXV.  This Order Controlling

73.    If there is any conflict between the Plan, the Plan Supplement, any order of the Court entered prior to the date hereof, or any other instrument or document contemplated by the Plan, on the one hand, and this Order, on the other hand, the terms of this Order shall control.

XXXVI.   Effectiveness of Order.

74.    Notwithstanding Bankruptcy Rules 3020(e) and 6004(h), or any other provision of the Bankruptcy Code or the Bankruptcy Rules, this Order shall be effective at 12:01 a.m. (prevailing Eastern Time) on August 18, 2020. This Order is and shall be deemed to be a separate order with respect to each of the Debtors for all purposes. This Order is intended to be a Final Order and the period in which an appeal must be filed shall commence upon entry hereof.

Dated: August 21, 2020	/s/ Laurie Selber Silverstein
Wilmington, Delaware	LAURIE SELBER SILVERSTEIN UNITED STATES BANKRUPTCY JUDGE

Exhibit A

Plan

Exhibit B

Confirmation Notice

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: PYXUS INTERNATIONAL, INC., et al.,[1] Debtors.	§ § § § § § § § §	Chapter 11 Case No. 20-11570 (LSS) (Jointly Administered) Ref: Docket No.

NOTICE OF (I) ENTRY OF ORDER (A) APPROVING THE ADEQUACY OF THE DISCLOSURE STATEMENT AND THE PREPETITION SOLICITATION PROCEDURES AND (B) CONFIRMING THE AMENDED JOINT PREPACKAGED PLAN OF REORGANIZATION; (II) OCCURRENCE OF EFFECTIVE DATE; AND

(III) DEADLINES FOR FILING CLAIMS

PLEASE TAKE NOTICE THAT:

1.    Confirmation of the Plan. On August     , 2020 the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) entered its Order (I) Approving the Adequacy of the Disclosure Statement and the Prepetition Solicitation Procedures and (II) Confirming the Amended Joint Prepackaged Plan of Reorganization [Docket No.     ] (the “Confirmation Order”), which, among other things, confirmed the Amended Joint Prepackaged Plan of Reorganization of Pyxus International, Inc. and Its Affiliated Debtors [Docket No.     ] (as confirmed, the “Plan”).2 Copies of the Confirmation Order and the Plan may be obtained free of charge at http://cases.primeclerk.com/pyxus.

2.    Effective Date. The Effective Date of the Plan occurred on August     , 2020. Each of the conditions precedent to the Effective Date has been satisfied or waived in accordance with the terms of the Plan.

3.    Bar Date for Professional Fee Claims. In accordance with Article II.C.2 of the Plan, any Professional asserting a Professional Fee Claim for services rendered before the Confirmation Date must file and serve and application for final allowance of such Professional Fee Claim no

[1]

The Debtors in the Chapter 11 Cases, along with the last four digits of each Debtor’s United States federal tax identification number, are: Pyxus International, Inc. (6567), Alliance One International, LLC (3302), Alliance One North America, LLC (7908), Alliance One Specialty Products, LLC (0115) and GSP Properties, LLC (5603). The Debtors’ mailing address is 8001 Aerial Center Parkway, Morrisville, NC 27560-8417.

[2]	Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Confirmation Order.

later than September     , 20203 on the following parties: the Reorganized Debtors, 8001 Aerial Center Parkway, Morrisville, NC 27560 Attn: Chief Legal Officer (woquinn@pyxus.com); (b) co-counsel to the Reorganized Debtors, (i) Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, Attn: Sandeep Qusba and Michael H. Torkin (squsba@stblaw.com and michael.torkin@stblaw.com) and (ii) Young Conaway Stargatt & Taylor, LLP, Rodney Square, 1000 North King Street, Wilmington, Delaware 19801, Attn: Pauline K. Morgan and Kara Hammond Coyle (Pmorgan@ycst.com, Kcoyle@ycst.com); (c) the Office of the United States Trustee for the District of Delaware, 844 North King Street, Suite 2207, Lockbox 35, Wilmington, Delaware 19801, Attn: David L. Buchbinder (David.L.Buchbinder@usdoj.gov); and (d) any other party that has filed a request for notices with the Bankruptcy Court. Any Holder of a Professional Fee Claim that does not file and serve such application by such date shall be forever barred from asserting such Professional Fee Claim against the Debtors, the Reorganized Debtors, or their respective properties, and such Professional Fee Claim shall be deemed discharged as of the Effective Date. Objections to Professional Fee Claims must be filed and served on the Reorganized Debtors and the applicable Professional no later than thirty (30) days after the filing of the final fee application with respect to the Professional Fee Claim; provided, however, any Professional who is subject to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Confirmation Date, without further Bankruptcy Court order, pursuant to the Ordinary Course Professional Order.

4.    Deadline to File Rejection Damages Claim. Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be filed with the Bankruptcy Court no later than September     , 2020.4 Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estates or property of the foregoing parties, without the need for any objection by the Debtors or Reorganized Debtors, as applicable, or further notice to, or action, order or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released and discharged, and be subject to the permanent injunction set forth in Article VIII.H. of the Plan, notwithstanding anything in a Proof of Claim to the contrary.

5.    Discharge, Release, Exculpation, Injunction and Related Provisions. The Bankruptcy Court has approved certain discharge, release, exculpation, injunction and related provisions in Article VIII of the Plan. The Plan and the Confirmation Order contain other provisions that may affect your rights. You are encouraged to review the Plan and the Confirmation Order in their entirety.

[3]	To be the date that is thirty (30) days after the Effective Date.
[4]	To be the date that is thirty (30) days after the Effective Date.

2

6.    Binding Effect. Effective as of the Effective Date, except as expressly provided in the Plan or the Confirmation Order, the terms of the Plan (including the Plan Supplement and the exhibits thereto and all Restructuring Steps described therein) and the Confirmation Order are immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether Holders of such Claims of Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are subject to the Plan, each Entity acquiring property under the Plan and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

[Remainder of page intentionally left blank]

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Dated: August , 2020 Wilmington, Delaware	YOUNG CONAWAY STARGATT & TAYLOR, LLP

Pauline K. Morgan (No. 3650)

Kara Hammond Coyle (No. 4410)

Tara C. Pakrouh (No. 6192)

Rodney Square

1000 North King Street

Wilmington, Delaware 19801

Telephone:      (302) 571-6600

Facsimile:       (302) 571-1253

Email:             pmorgan@ycst.com

                         kcoyle@ycst.com

                         tpakrouh@ycst.com

- and -

SIMPSON THACHER & BARTLETT LLP

Sandeep Qusba (admitted pro hac vice)

Michael H. Torkin (admitted pro hac vice)

Kathrine A. McLendon (admitted pro hac vice)

Nicholas E. Baker (admitted pro hac vice)

Daniel L. Biller (admitted pro hac vice)

Jamie J. Fell (admitted pro hac vice)

425 Lexington Avenue

New York, New York 10017

Telephone:      (212) 455-2000

Facsimile:       (212) 455-2502

Email:             squsba@stblaw.com

                         michael.torkin@stblaw.com

                         kmclendon@stblaw.com

                         nbaker@stblaw.com

                         daniel.biller@stblaw.com

                         jamie.fell@stblaw.com

Counsel for the Reorganized Debtors